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                                                                   EXHIBIT 10.28

                                   No. 112,556

DENMARK HOUSE INVESTMENT, LTD.           :          IN THE JUSTICE OF THE PEACE

VS.                                      :          COURT, PRECINCT 4, PLACE 1

CYNET, INC.                              :          HARRIS COUNTY, TEXAS

                              FORBEARANCE AGREEMENT

     A. CyNet, Inc. ("CyNet") entered into a Lease dated March 1, 1994 of space with predecessor of Denmark House Investment, Ltd. ("Denmark House") at the office building located at 12777 Jones Road, Houston, Texas. The Lease was subsequently amended numerous times and as amended is herein referred to as the "Lease". CyNet defaulted in its obligations under the Lease and Denmark House terminated the Lease as of May 2, 2001. After the termination of the Lease, CyNet continued in possession of it premises on a month-to-month basis. CyNet again failed to perform its obligations and Denmark House obtained a Writ of Possession against CyNet in the above referenced action.

     B. CyNet desires to enter into this agreement in order to cause Denmark House to forbear from exercising its rights as a result of CyNet's failure to perform its obligations. Denmark House is willing to forbear from exercising its rights in return for CyNet's strict and complete performance of the obligations undertaken in this agreement.

     NOW, THEREFORE, for and in consideration of the mutual covenants, and agreements, contained herein, and for other good and valuable consideration, Denmark House and CyNet agree as follows:

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     1. PAYMENTS. Beginning on February 25th and each business day thereafter
CyNet will pay to Denmark House the amount of One Thousand and 00/100 Dollars ($1,000.00). Each payment must be hand delivered to Denmark House's representative at 12777 Jones Road, Suite 135, Houston, Texas 77070 in the form of cashier's check by no later than 4:30 p.m. each day. Time is of the essence in the making and receipt of these payments, and any allowance by Denmark House of any particular late payments shall not be a waiver of this provision.

     2. ARREARAGE AMOUNT. CyNet acknowledges that it owes Denmark House Fifty-Three Thousand Six Hundred Twenty-Three and 36/100 Dollars ($53,623.36), plus Seven Thousand Five Hundred and 00/100 Dollars ($7,500.00) in attorneys' fees, for a total of Sixty-One Thousand One Hundred Twenty-Three and 36/100 Dollars ($61,123.36) (collectively the "Arrearage Amount").

     3. VACATE CURRENT LEASE SPACE. CyNet has previously vacated Suite 477. Upon five (5) business days prior notice from Denmark House, CyNet agrees to vacate and surrender in the manner set forth in the Lease Suites 445, 435, 405 and 465 and the balance of its premises, other than Suite 400 and Suite 415, containing approximately 4,714 square feet and approximately 1,759 square feet respectively (area more particularly described in the floor plan attached hereto as Exhibit "A"), at such times and in such quantities as Denmark House shall elect. CyNet acknowledges that Denmark House is attempting to locate new tenants for these suites and that time is of the essence and failure to vacate pursuant to the terms of this Agreement is a material default by CyNet.

     4. LICENSE. On the condition that CyNet strictly, timely and fully performs its obligations hereunder, Denmark House grants CyNet a license to continue to occupy its premises subject to the obligation to vacate portions of the premises as described in paragraph 3. CyNet's rights to occupy the premise shall be on the same terms as originally contained in the Lease, as modified by this Forbearance Agreement. CyNet hereby waivers any notice of default and agrees that any failure on its

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part to pay its rental obligations timely is a material default of this
Forbearance Agreement and entitles Denmark to exercise all legal remedies as contained in Section 93 of the Texas Property Code, including without limitation, locking CyNet out of its premises.

     5. FORBEARANCE FROM EXECUTION. Denmark House agrees and covenants not to further execute on the Writ of Possession until such time, if any, that CyNet defaults on the payments described in paragraph 1 above. In the case of any default by CyNet in the payments provided herein, any agreement to forebear shall be void and Denmark House may proceed with any available remedies. CyNet hereby waives any notice of default. Unless the parties enter into a subsequent written agreement, this Forbearance Agreement and CyNet's rights to occupy the premises shall terminate at 5:00 pm on April 30, 2002.

     6. AGREEMENT OF CYNET. CyNet agrees that in the event of default of the payments described in paragraph 1 CyNet will be deemed to be holding over and that Denmark House will be entitled to an immediate Writ of Possession. CyNet further agrees that it will not oppose the procurement of same by Denmark House. The parties hereby waive any right to demand a trial by jury relating to any dispute or action arising out of the Lease or this Forbearance Agreement.

     7. RELEASE. CyNet does hereby release, acquit, forever discharge, and covenant not to sue Denmark House, or any of their present and former principals, employees, representatives, agents, attorneys, insurers, affiliated companies, successors and assigns, for any claims, demands, and causes of action of any and every character, known or unknown, accrued or unaccrued, in contract, in tort, or under statute, arising out of any acts, events, or occurrences arising from any claim related to the relationship of the parties arising therefrom that is the subject of this suit, including but not limited to, any cause of action that was or could have been asserted in the Forcible Detainer, from the beginning of time up to the date of this Forbearance Agreement. This release shall not be construed as

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     13. SEVERABILITY. If any provision of the Forbearance Agreement is found to be unenforceable such finding shall have no effect upon the enforceability of any remaining provision of this Agreement.

     14. COMPLETE AGREEMENT. The parties agree that this Agreement constitutes the full, final, and complete settlement of their differences and supersedes all other written or oral exchanges, arrangements, or negotiations between them concerning the subject matter of this Agreement, and further state that there are no representations, agreements, arrangements or understandings, oral or written, concerning the subject matter of this Agreement that are not fully expressed and incorporated herein.

     ENTERED into as of the 25th day of February, 2002.

  DENMARK HOUSE INVESTMENT, LTD.,
   A Texas Limited Partnership

     By: DENMARK HOUSE MANAGEMENT, LLC.,
         General Partner


         By: /s/ Mark Winkleman
            ----------------------------
             Mark Winkleman, Member

CYNET, INC.


By:   /s/ Vincent W. Beale, Sr.
    ------------------------------------
     Vincent W. Beale, Sr., President

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                                  EXHIBIT "A"

[FLOOR PLAN]